UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     February 21, 2008

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

200 Clarendon Street, Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (617) 425-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On February 21, 2008, the compensation committee of our board of directors set the performance goals, target amounts and maximum amounts payable in respect of fiscal year 2008 for performance awards granted under our 2007 cash incentive plan to our executive officers. These performance awards will be payable only to the extent certain performance goals, based on objective business criteria specified by the compensation committee of our board of directors, are achieved in fiscal 2008. These performance goals will be based on criteria that include, for James C. Burrows, net revenue and earnings per share; for Gregory K. Bell, net revenue, earnings per share and the performance of our business consulting platform; for Paul A. Maleh, net revenue, earnings per share and the performance of our finance platform; for Monica G. Noether, net revenue, earnings per share and the performance of our litigation and applied economics platform; for Arnold J. Lowenstein, net revenue and earnings per share; for Wayne D. Mackie, net revenue and earnings per share; and for Frederick T. Baird, net revenue and earnings per share. The target and maximum amounts payable to these executive officers under these performance awards in respect of fiscal 2008 are as follows: Dr. Burrows — target of $1,800,000 and maximum of $2,800,000; Dr. Bell - target of $1,500,000 and maximum of $2,500,000; Mr. Maleh - target of $1,500,000 and maximum of $2,500,000; Dr. Noether - target of $1,500,000 and maximum of $2,500,000; Mr. Lowenstein — target of $800,000 and maximum of $1,200,000; Mr. Mackie - target of $500,000 and maximum of $750,000; and Mr. Baird - target of $425,000 and maximum of $650,000. Additionally, Drs. Bell and Noether and Messrs. Lowenstein and Maleh can receive further performance awards under our 2007 cash incentive plan based on the revenues they source.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: February 26, 2008	By:	/s/ Wayne D. Mackie
Wayne D. Mackie
Executive Vice President, Treasurer, and
Chief Financial Officer